CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,000,000	$100.70

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 28, 2015

(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,000,000 SuperTrackSM Notes due January 31, 2018 Linked to the Performance of a Basket of International Equity Indices Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Basket Initial Valuation Date:	December 28, 2015

Issue Date:	December 31, 2015

Basket Final Valuation Date:*	January 26, 2018

Maturity Date:*	January 31, 2018

Reference Asset:	A basket consisting of equity-based indices (each a “Basket Component” and collectively, the “Basket Components”) in weighted allocations as set forth in the following table:

Basket Component	Bloomberg Ticker	Weight	Initial Level
EURO STOXX 50® Index	SX5E <Index>	50.00%	3,256.49
FTSE® 100 Index	UKX <Index>	25.00%	6,254.64
Nikkei Stock Average Index	NKY <Index>	25.00%	18,873.35

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”), the FTSE® 100 Index (the “FTSE 100 Index”) and the Nikkei Stock Average Index are each referred to in this pricing supplement as a “Basket Component” and collectively as the “Basket Components”

Initial Basket Level:	100.00

Final Basket Level:

The Final Basket Level will reflect the Basket Return, as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

Barrier Level:	80.00

Upside Leverage Factor:	1.25

Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold determined as follows:

•       If the Final Basket Level is greater than the Initial Basket Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

•       If the Final Basket Level is equal to or less the Initial Basket Level but greater than or equal to the Barrier Level, you will receive a payment of $1,000.00 per $1,000 principal amount Note

•       If the Final Basket Level is less than the Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return]

If the Final Basket Level is less than the Barrier Level, your Notes will be fully exposed to the negative performance of the Basket. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$1,000,000	$1,000,000	$0.00	$1,000,000

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $988.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Basket Return:	The Basket Return is the weighted average of the Basket Component Returns for each Basket Component

Basket Component Return:	For any Basket Component, the performance of such Basket Component from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:**	With respect to a Basket Component, as set forth in the table above

Final Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Final Valuation Date

Closing Level:

With respect to a Basket Component, on any date, the official closing level of such Basket Component on that date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable

In certain circumstances, the Closing Level of a Basket Component will be based on the alternate calculation as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Basket Component

The term “scheduled trading day”, with respect to each Basket Component, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741U2D5 / US06741U2D54

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement
**	The Initial Level for the EURO STOXX 50 Index and the Nikkei Stock Average Index are equal to the Closing Level on the Basket Initial Valuation Date. Because the Basket Initial Valuation Date was not a scheduled trading day with respect to the FTSE 100 Index, the Initial Level for the FTSE 100 Index was set equal to the Closing Level on December 24, 2015, the last day on which the FTSE 100 Index was published prior to the Basket Initial Valuation Date. The Basket Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were first priced for sale to the public.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Basket Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Basket Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Basket Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Basket Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. This example does not take into account any tax consequences of an investment in the Notes makes the following key assumptions:

•	Hypothetical Initial Level of each Basket Component: 100.00*

•	Initial Basket Level: 100.00

•	Barrier Level: 80.00

•	Upside Leverage Factor: 1.25

Basket Component	Weight	Final Level	Basket Component Return
EURO STOXX 50 Index	50.00%	110.00	10.00%
FTSE 100 Index	25.00%	95.00	-5.00%
Nikkei Stock Average Index	25.00%	105.00	5.00%

*	The hypothetical Initial Level of 100.00 for each Basket Component has been chosen for illustrative purposes only. The actual Initial Level for each Basket Component is as set forth on the cover of this pricing supplement.

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Basket Return.

The Basket Return will be equal to the weighted average of the Basket Component Returns for each Basket Component. The weighted average is calculated by taking the sum of the products of the weight and the Basket Component Return for each Basket Component. Accordingly, the Basket Return is equal to 5.00%, calculated as follows:

[50.00% × 10.00%] + [25.00% × -5.00%] + [25.00% × 5.00%] = 5.00%

Step 3: Calculate the Final Basket Level.

As set forth on the cover page of this pricing supplement, the Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

100.00 + [100.00 × 5.00%] = 105.00

Step 4: Calculate the payment at maturity.

Because the Final Basket Level is greater than the Initial Basket Level, you will receive a payment at maturity of $1,062.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.25] = $1,062.50

The total return on investment of the Notes is 6.25%.

Additional Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Basket Level: 100.00

•	Barrier Level: 85.00

•	Upside Leverage Factor: 1.25

For a detailed description of how the Basket Return, Final Basket Level and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity” above.

Basket Return	Final Basket Level	Payment at Maturity**	Total Return
50.00%	150.00	$1,625.00	62.50%
40.00%	140.00	$1,500.00	50.00%
30.00%	130.00	$1,375.00	37.50%
20.00%	120.00	$1,250.00	25.00%
10.00%	110.00	$1,125.00	12.50%
5.00%	105.00	$1,062.50	6.25%
0.00%	100.00	$1,000.00	0.00%
-10.00%	90.00	$1,000.00	0.00%
-20.00%	80.00	$1,000.00	0.00%
-30.00%	70.00	$700.00	-30.00%
-40.00%	60.00	$600.00	-40.00%
-50.00%	50.00	$500.00	-50.00%
-60.00%	40.00	$400.00	-60.00%
-70.00%	30.00	$300.00	-70.00%
-80.00%	20.00	$200.00	-80.00%
-90.00%	10.00	$100.00	-90.00%
-100.00%	0.00	$0.00	-100.00%

**	Per $1,000 principal amount Note

Example 1: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 110.00.

Because the Final Basket Level is greater than the Initial Basket Level, you will receive a payment at maturity of $1,125.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.25] = $1,125.00

The total return on the investment of the Notes is 12.50%.

Example 2: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 90.00.

Because the Final Basket Level is less than the Initial Basket Level but not less than the Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 60.00.

Because the Final Basket Level is less than the Barrier Level, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Final Valuation Date and the Maturity Date are subject to postponement in the event that the Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to any Basket Component on such date.

If the Calculation Agent determines that the Final Valuation Date is not a Reference Asset Business Day, the Final Valuation Date will be the next following Reference Asst Business Day. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to either Index on the scheduled Final Valuation Date, the Final Valuation Date will be postponed. If such postponement occurs, the Final Level of each Basket Component will be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Basket Component. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Basket Component on such fifth day, the Calculation Agent will determine the Closing Level of any Basket Component unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (as described above).

For a description of what constitutes a Market Disruption Event with respect to the Basket Components, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Basket Components—The Basket Components are subject to adjustment in certain circumstances. For a description of adjustments that may affect the Basket Components, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•	Exposure to the Basket Components—The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The FTSE 100 Index is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies traded on the London Stock Exchange. The Nikkei Stock Average Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the Basket Components, please see “Information Regarding the Basket Components” in this pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket Components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or

Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. Any payment at maturity will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any negative performance of the Basket if the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, you will lose some or all the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•	The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Closing Levels of on the Basket Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Return and the Final Basket Level) will be based solely on the Final Level of each Basket Components (as compared to their Initial Levels). Therefore, if the level of one or more Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the levels of the Basket Components at any time prior to such drop.

•	The Performance of the EURO STOXX Index Will Have a More Significant Effect on the Basket than the Performance of any Other Basket Components—The Basket Return will be based on the weighted average of the Basket Component Returns of each Basket Component. Because the EURO STOXX Index has a weight of 50%, and because each of the other Basket Components have individual weights of 25%, the performance of the EURO STOXX 50 Index will have a more significant individual effect on the Basket Return than the performance of either the FTSE 100 Index or the Nikkei Stock Average Index. If the EURO STOXX 50 Index underperforms the other Basket Components, the return on your Notes will be lower than it would have been had the Basket Components been equally weighted. If the Basket Component Return of the EURO STOXX 50 Index is negative, that may cause the Basket Return to be negative (and, accordingly, may expose you to loss of principal) even if the Basket Component Returns of the FTSE 100 Index and the Nikkei Stock Average Index are both positive.

•	Changes In Levels of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to an weighted basket of indices, as set forth on the cover page of this pricing supplement. The lower performance of one Basket Component will mitigate the effect of, and may completely offset the more positive performance of other Basket Components. As described above, because the EURO STOXX 50 Index has a higher individual weight than either the FTSE 100 Index or the Nikkei Stock Average Index, the performance of the EURO STOXX 50 Index will have a more significant effect on the value of the Basket than the performance of any other Basket Component.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising any Basket Component would have.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•	Non-U.S. Securities Market Risks—The component stocks of each Basket Components are issued by non-U.S. issuers. Securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Rate Risk—The component stocks of each of the Basket Components are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising each of the Basket Components are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities included in the Basket Components are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Basket Components on any day, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components and the securities comprising the Basket Components;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the securities comprising the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE BASKET COMPONENTS

The EURO STOXX 50® Index

The EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50 Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50 Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 28, 2015*	3,506.45	3,069.05	3,256.49

*	For the period beginning on October 1, 2015 and ending on December 28, 2015

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2008 December 28, 2015. The Closing Level of the EURO STOXX 50 Index on December 28, 2015 was 3,256.49.

Historical Performance of the EURO STOXX 50 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The FTSE® 100 Index

The FTSE 100 Index is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies traded on the London Stock Exchange.

For additional information about the FTSE 100 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—FTSE® 100 Index” and “Risk Factors” on page IS- on page IS-9 and IS-2, respectively, in the accompany index supplement.

Historical Performance of the FTSE 100 Index

You should not take the historical levels of the FTSE 100 Index as an indication of the future performance of the FTSE 100 Index. The level of the FTSE 100 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the FTSE 100 Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the FTSE 100 Index. The actual performance of the FTSE 100 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	6,479.40	5,414.40	5,702.10
June 30, 2008	6,376.50	5,518.20	5,625.90
September 30, 2008	5,636.60	4,818.77	4,902.45
December 31, 2008	4,980.25	3,780.96	4,434.17
March 31, 2009	4,638.92	3,512.09	3,926.14
June 30, 2009	4,506.19	3,925.52	4,249.21
September 30, 2009	5,172.89	4,127.17	5,133.90
December 31, 2009	5,437.61	4,988.70	5,412.88
March 31, 2010	5,727.65	5,060.92	5,679.64
June 30, 2010	5,825.01	4,914.22	4,916.87
September 30, 2010	5,602.54	4,805.75	5,548.62
December 31, 2010	6,008.92	5,528.27	5,899.94
March 31, 2011	6,091.33	5,598.23	5,908.76
June 30, 2011	6,082.88	5,674.38	5,945.71
September 30, 2011	6,054.55	5,007.16	5,128.48
December 31, 2011	5,713.82	4,944.44	5,572.28
March 31, 2012	5,965.58	5,612.26	5,768.45
June 30, 2012	5,874.89	5,260.19	5,571.15
September 30, 2012	5,915.55	5,498.32	5,742.07
December 31, 2012	5,961.59	5,605.59	5,897.81
March 31, 2013	6,529.41	6,027.37	6,411.74
June 30, 2013	6,840.27	6,029.10	6,215.47
September 30, 2013	6,681.98	6,229.87	6,462.22
December 31, 2013	6,777.70	6,337.91	6,749.09
March 31, 2014	6,865.86	6,449.27	6,598.37
June 30, 2014	6,878.49	6,541.61	6,743.94
September 30, 2014	6,877.97	6,567.36	6,622.72
December 31, 2014	6,750.76	6,182.72	6,566.09
March 31, 2015	7,037.67	6,366.51	6,773.04
June 30, 2015	7,103.98	6,520.98	6,520.98
September 30, 2015	6,796.45	5,898.87	6,061.61
December 24, 2015*	6,444.08	5,874.06	6,254.64

*	For the period beginning on October 1, 2015 and ending on December 24, 2015. As described on the cover of this preliminary pricing supplement, the Initial Level for the FTSE 100 Index is equal to the Closing Level on December 24, 2015, the last day on which the FTSE 100 Index was published prior to the Basket Initial Valuation Date.

The following graph sets forth the historical performance of the FTSE 100 Index based on the daily Closing Levels from January 1, 2008 through December 24, 2015. The Closing Level of the FTSE 100 Index on December 24, 2015 was 6,254.64.

Historical Performance of the FTSE® 100 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Nikkei Stock Average Index

As noted above, the Nikkei Stock Average Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries.

For more information about the Nikkei Stock Average Index, the index sponsor and license agreement that we expect will be entered into between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Nikkei Stock Average (Nikkei 225)” and “Risk Factors” on page IS-27 and IS-2, respectively, of the accompanying index supplement.

Historical Information Regarding the Nikkei Stock Average Index

You should not take the historical levels of the Nikkei Stock Average Index as an indication of the future performance of the Nikkei Stock Average Index. The level of the Nikkei Stock Average Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Nikkei Stock Average Index during any period shown below is not an indication that the level of the Nikkei Stock Average Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Nikkei Stock Average Index. The actual performance of the Nikkei Stock Average Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the Nikkei Stock Average Index for each of periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	14,691.41	11,787.51	12,525.54
June 30, 2008	14,489.44	12,656.42	13,481.38
September 30, 2008	13,603.31	11,259.86	11,259.86
December 31, 2008	11,368.26	7,162.90	8,859.56
March 31, 2009	9,239.24	7,054.98	8,109.53
June 30, 2009	10,135.82	8,351.91	9,958.44
September 30, 2009	10,639.71	9,050.33	10,133.23
December 31, 2009	10,638.06	9,081.52	10,546.44
March 31, 2010	11,097.14	9,932.90	11,089.94
June 30, 2010	11,339.30	9,382.64	9,382.64
September 30, 2010	9,795.24	8,824.06	9,369.35
December 31, 2010	10,370.53	9,154.72	10,228.92
March 31, 2011	10,857.53	8,605.15	9,755.10
June 30, 2011	10,004.20	9,351.40	9,816.09
September 30, 2011	10,137.73	8,374.13	8,700.29
December 31, 2011	9,050.47	8,160.01	8,455.35
March 30, 2012	10,255.15	8,378.36	10,083.56
June 29, 2012	10,109.87	8,295.63	9,006.78
September 28, 2012	9,232.21	8,365.90	8,870.16
December 31, 2012	10,395.18	8,534.12	10,395.18
March 31, 2013	12,635.69	10,486.99	12,335.96
June 30, 2013	15,627.26	12,003.43	13,677.32
September 30, 2013	14,808.50	13,338.46	14,455.80
December 31, 2013	16,291.31	13,853.32	16,291.31
March 31, 2014	16,121.45	14,008.47	14,827.83
June 30, 2014	15,376.24	13,910.16	15,162.10
September 30, 2014	16,374.14	14,778.37	16,173.52
December 31, 2014	17,935.64	14,532.51	17,450.77
March 31, 2015	19,754.36	16,795.96	19,206.99
June 30, 2015	20,868.03	19,034.84	20,235.73
September 30, 2015	20,841.97	16,930.84	17,388.15
December 28, 2015*	20,012.40	17,722.42	18,873.35

*	For the period beginning on October 1, 2015 and ending on December 28, 2015

The following graph sets forth the historical performance of the Nikkei Stock Average Index based on daily Closing Levels from January 1, 2008 through December 28, 2015. The Closing Level of the Nikkei Stock Average Index on December 28, 2015 was 18,873.35.

Historical Performance of the Nikkei Stock Average Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.